Exhibit 10.1

Altaba Inc.

Long-Term Deferred Compensation Incentive Plan

i

ALTABA INC.

LONG-TERM DEFERRED COMPENSATION INCENTIVE PLAN

Altaba Inc., a Delaware corporation, (the “Company”) hereby adopts and establishes this Altaba Inc. Long-Term Deferred Compensation Incentive Plan (the “Plan”) in order to permit the deferral of certain compensation to which eligible directors, executive officers and other key employees of the Company may become entitled, which deferred amounts will be subject to vesting, measurement and payout based on the Company’s achievement of certain performance criteria relating to the change in the trading discount of the Company’s common stock pursuant to the terms and conditions set forth herein.

ARTICLE 1

DEFINITIONS

1.1 General. The following terms used in the Plan shall have the meanings specified below unless the context clearly indicates to the contrary.

1.2 “Affiliate” shall mean, at any time, and with respect to any person, any other person that, at such time, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person through the ownership of voting securities and the terms “controlled” and “controlling” have meanings correlative thereto.”

1.3 “Alibaba Share” shall mean an ordinary share, par value $0.000025 per share, of Alibaba Group Limited.

1.4 “Award Agreement” shall mean any written notice, agreement or other document evidencing an Award granted under the Plan.

1.5 “Beneficiary” shall mean the person or persons designated by a Participant, on a form provided by the Plan Administrator, to receive payments under the Plan in the event of his or her death. A Participant may change the designation of a Beneficiary at any time by completing a new designation form which shall revoke and supersede all earlier forms.

1.6 “Board” shall mean the Board of Directors of the Company.

1.7 “Cause” shall have the meaning given to such term in the employment, severance or similar agreement between the Company and the Participant or, if no such agreement exists or if “Cause” is not defined therein, then “Cause” shall mean the occurrence of one or more of the following: (1) the Participant’s willful refusal or material failure to perform the Participant’s job duties and responsibilities (other than by reason of the Participant’s serious physical or mental illness, injury or medical condition), (2) the Participant’s willful failure or refusal to comply in any material respect with material Company policies or lawful directives, (3) the Participant’s material breach of any contract or agreement between the Participant and the Company (including but not limited to any employment agreement or restrictive covenant agreement between the Participant and the Company), or the Participant’s material breach of any statutory duty, fiduciary duty or any other obligation that the Participant owes to the Company, (4) the Participant’s commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or the Participant engaging in intentional acts that are materially detrimental to the reputation of the Company and which cause the Company material economic harm, or (5) the Participant’s indictment or conviction or nolo contendere or guilty plea with respect to any felony or crime of moral turpitude. For purposes of this provision, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Participant shall have ten (10) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, that, if the Company reasonably expects irreparable injury from a delay of ten (10) days, the Company may give the Participant notice of such shorter period within which to cure as is reasonable under the circumstances.

1.8 “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(a) one person (or more than one person acting in concert as a group), other than the Company, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(b) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(c) the sale of all or substantially all of the Company’s assets;

(d) a merger or consolidation of the Company with any other entity in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code. In the event of an amendment that materially changes Section 409A of the Code’s definition of change in control, the Plan Administrator may amend the definition of “Change in Control” under the Plan to be consistent with such amendment.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.10 “Committee” shall mean the Compensation Committee of the Board or such other person or persons appointed from time to time by the Compensation Committee of the Board to administer the Plan.

1.11 “Company” shall mean Altaba Inc., a Delaware corporation (formerly known as Yahoo! Inc., a Delaware corporation).

1.12 “Company Common Stock” shall mean the common shares, $0.001 par value per share, of the Company.

1.13 “Deferral Account” shall mean the bookkeeping entry that is utilized solely as a device for the measurement and determination of the amount to be paid to a Participant in respect of the Participant’s Director Fees that are deferred pursuant to Article 4.

1.14 “Deferral Agreement” shall mean a written agreement evidencing a Participant’s election to defer his or her Director Fees under the Plan pursuant to Section 4.1.

1.15 “Director” shall mean a member of the Board.

1.16 “Director Fees” shall mean, with respect to an Independent Director who is a Participant, the fees payable in cash for services rendered as a Director during the period commencing on the Deferral Date and ending on the date of the third anniversary of the first regularly scheduled annual meeting of the Company’s stockholders.

1.17 “Disability” shall mean, with respect to a Participant, a total and permanent disability within the meaning of Section 22(e)(3) of the Code.

1.18 “Effective Date” shall mean August 9, 2017, subject to the approval of the Plan by the Company’s stockholders.

1.19 “Employee” shall mean any individual who is a common-law employee of the Company or its Affiliates.

1.20 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.22 “Good Reason” shall have the meaning given to such term in the employment, severance or similar agreement between the Company and the Participant or, if no such agreement exists or if “Good Reason” is not defined therein, then “Good Reason” shall be deemed to exist only if the Company shall fail to correct within thirty (30) days after receipt of written notice from the Participant specifying in reasonable detail the reasons the Participant believes one of the following events or conditions has occurred (provided such notice is delivered by the Participant no later than sixty (60) days after the initial existence of the occurrence): (1) a material diminution of the Participant’s then current aggregate base salary and target annual incentive award amount without the Participant’s prior written agreement; (2) a material adverse change in the Participant’s title, authority, duties or responsibilities without the Participant’s prior written agreement; (3) a material change in the geographic location at which the Participant is required to perform services for the Company, without the Participant’s prior written agreement; (4) any material breach of the Participant’s employment or similar agreement with the Company; or (5) a material adverse change in the Participant’s reporting structure; provided, that in all events the termination of the Participant’s service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason.”

1.23 “Incentive Award” shall mean an award granted to a Participant under the Plan pursuant to Section 3.1.

1.24 “Independent Director” shall mean a member of the Board who is not an Employee.

1.25 “Participant” shall mean an Employee who is designated by the Plan Administrator to participate in the Plan or, unless otherwise determined by the Plan Administrator, an Independent Director who elects to participate in the Plan, in each case, pursuant to Article 2.

1.26 “Payout Multiplier” means the payout multiplier in respect of an Incentive Award granted to a Participant or a Participant’s Deferral Account as specified in the applicable Award Agreement or Deferral Agreement, respectively.

1.27 “Plan” means this Altaba Inc. Long-Term Deferred Compensation Incentive Plan, as may be amended or restated from time to time.

1.28 “Plan Administrator” means the Compensation Committee of the Board or such other person or persons appointed from time to time by the Compensation Committee of the Board to administer the Plan. With respect to any payments hereunder intended to qualify as performance-based compensation under Section 162(m) of the Code, the Plan Administrator shall be the Compensation Committee of the Board and shall be comprised solely of two or more directors who are “outside directors” under Section 162(m) of the Code.

1.29 “Qualifying Termination” means a termination of the Participant’s employment with the Company and its Affiliates either by the Company without Cause or by the Participant for Good Reason or as a result of the Participant’s Disability or death.

1.30 “Separation from Service” means a Participant’s separation from service with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Department of Treasury final regulations and other guidance promulgated thereunder.

1.31 “Yahoo Japan Share” shall mean a common share, no par value, of Yahoo Japan Corporation.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 Employees. The Plan Administrator may, from time to time, designate those Employees who may participate in the Plan and to whom an Incentive Award may be granted pursuant to Section 3.1.

2.2 Independent Directors. Each Independent Director may participate in the Plan by making a Deferral Election with respect to such Independent Director’s Director Fees pursuant to Section 4.1.

ARTICLE 3

INCENTIVE AWARDS

3.1 Grant of Incentive Awards. The Plan Administrator may, from time to time, grant an Incentive Award to any Participant who is an Employee, payable in cash, pursuant to the terms of the Plan and which shall be evidenced by an Award Agreement. The terms, conditions and limitations of each Incentive Award shall be set forth in the Award Agreement consistent with the terms of the Plan. Notwithstanding anything herein to the contrary, assuming the maximum level of performance and Payout Multiplier applicable to such Incentive Awards, the maximum amount that may become payable to any Participant in any fiscal year of the Company with respect to an Incentive Award shall be $24,000,000 and the maximum amount that may become payable with respect to all Incentive Awards granted to Participants under the Plan from time to time shall be $60,000,000.

3.2 Vesting of Incentive Awards. Subject to the terms and conditions set forth in the Award Agreement, a Participant’s Incentive Award shall vest upon the respective vesting dates set forth therein (each, a “Vesting Date”), or (ii) a Change in Control, so long as the Participant remains in continuous service with the Company or any of its Affiliates through such Vesting Date or Change in Control, respectively; provided, that the Incentive Award shall vest in full in the event that the Participant experiences a Qualifying Termination.

3.3 Effect of Termination of Employment. In the event of the termination of a Participant’s employment or service by the Company or its Affiliates for any reason, the Incentive Award, to the extent vested as of such date of termination (after taking into account any full vesting in connection with a Qualifying Termination), shall become payable to the Participant or the Participant’s Beneficiary, as applicable, pursuant to Section 3.5, and the then-unvested portion of the Incentive Award, if any, shall thereupon terminate without any payment therefor, and the Participant shall have no further rights with respect thereto.

3.4 Deferral Election. Each Participant may irrevocably elect to defer payment of his or her Incentive Award, to the extent vested, to the occurrence of the Participant’s Separation from Service (in lieu of payment on the first anniversary of each Vesting Date) by completing and executing an Award Agreement that specifies such election and returning such executed Award Agreement to the Plan Administrator within thirty (30) days following the date of the Participant’s receipt of such Award Agreement.

3.5 Payment of Incentive Awards.

(a) Except as provided in Sections 3.5(b) and 3.5(c), a Participant’s Incentive Award, to the extent vested, shall be paid to the Participant or the Participant’s Beneficiary, as applicable, on or within thirty (30) days following the earliest to occur of (i) the first anniversary of each Vesting Date, or, if the Participant has made a timely and valid deferral election pursuant to Section 3.4, the date of the Participant’s Separation from Service or (ii) immediately prior to (but subject to the consummation of ) a Change in Control.

(b) If a Participant’s employment with the Company or its Affiliates is terminated for any reason other than a Qualifying Termination, then the Participant’s Incentive Award, to the extent vested, shall be paid to the Participant on or within thirty (30) days following the date of such termination.

(c) If a Participant’s employment with the Company or its Affiliates is terminated by reason of a Qualifying Termination, then the Participant’s Incentive Award shall be fully vested as of the date of such Qualifying Termination and shall be paid to the Participant on or within thirty (30) days following the date of such Qualifying Termination; provided, that if the Trading Discount Reduction (as defined below) measured as of the first anniversary of the date of termination (or a Change of Control if it occurs earlier than said first anniversary) exceeds the Trading Discount Reduction measured as of the date of termination, then the Participant shall be entitled to a payment in an amount equal to the difference between (x) the amount of the Incentive Award calculated based on the Payout Multiplier as in effect on the first anniversary of the date of termination (or a Change of Control if it occurs earlier than said first anniversary) and (y) the amount of the Incentive Award calculated based on the Payout Multiplier as in effect on the date of termination, with such amount paid to the Participant or the Participant’s Beneficiary, as applicable, on or within thirty (30) days following such first anniversary of the date of termination (or, in the event of a Change of Control if it occurs earlier than said first anniversary, immediately prior to (but subject to the consummation of) a Change in Control).

3.6 Calculation of Payment of Incentive Awards.

(a) Generally. The amount of an Incentive Award that may become payable to a Participant shall be subject to the Trading Discount Reduction achieved and Payout Multipliers as set forth in the Award Agreement that apply to the Trading Discount Reduction as determined on the applicable Vesting Date, the date of the occurrence of a Change in Control or, in the case of a Qualifying Termination, the date of termination or the one year anniversary of the date of termination if higher, as described in Section 3.5(c) above (such applicable date, the “Measurement Date”).

(b) Methodology.

As of the applicable Measurement Date, the amount of the Incentive Award payable to the Participant shall be calculated in accordance with the terms of the Award Agreement based on the initial amount of the Incentive Award granted to the Participant and the applicable Payout Multiplier determined based on the Trading Discount Reduction measured as of such Measurement Date, subject to the vesting terms set forth in the Award Agreement.

For purposes of measuring the Trading Discount Reduction, the following terms shall apply:

“Base Trading Discount” shall mean the percentage (rounded to the nearest tenth of a percentile) specified in a Participant’s Award Agreement or Deferral Agreement, as applicable.

“Base Adjusted NAV” and “Base Adjusted NAV Per Share” shall mean the initial net asset value adjusted for the exclusion of deferred taxes on unrealized appreciation and other adjustments. These amounts will be specified in a Participant’s Award Agreement or Deferral Agreement and utilized in the calculation of Base Trading Discount.

“Revised Adjusted NAV” and “Revised Adjusted NAV Per Share” shall mean the Base Adjusted NAV per share revised to reflect the impact of changes in the per share price of Alibaba Shares and Yahoo Japan Shares, respectively on the Base Adjusted NAV. The impact of these share price changes may be direct (e.g., the value of the Company’s holdings are increased or decreased) or indirect (e.g., the company bought back its own shares at a price that reflected higher or lower share prices for these holdings than subsequently in effect). For purposes of illustration, Revised Adjusted NAV and Revised Adjusted NAV Per Share shall be determined consistently with the example set forth on Appendix A hereto.

“Current Trading Discount” means, as of any Measurement Date, an amount (rounded to the nearest tenth of a percentile) equal to one less the quotient obtained by dividing (x) the average closing price per share of Common Stock on the Nasdaq Stock Market during the thirty (30) day trading period immediately prior to such measurement date (in each case adding back the per share amount of cumulative dividends paid by the Company from and after the Effective Date), by (y) the “Revised Adjusted NAV Per Share” on such measurement date.

“Trading Discount Reduction” means an amount (rounded to the nearest tenth of a percentile) equal to the difference obtained by subtracting (x) the Current Trading Discount from (y) the Base Trading Discount.

The measurement of the Trading Discount Reduction pursuant to this Section 3.6(b) shall be applied on an objective basis and consistently by the Plan Administrator from time to time; provided, that notwithstanding anything herein to the contrary, the Plan Administrator reserves the right to modify such methodology in such a manner that does not cause any amounts payable hereunder to cease to qualify as performance based compensation within the meaning of Code Section 162(m) and which does not adversely affect the rights of any Participant under his or her Incentive Award.

(c) Deferred Payment Interest Credit. The amount of an Incentive Award that becomes vested on an applicable Vesting Date and which is paid to such Participant more than 30 days after the applicable Vesting Date shall be credited with a rate of interest, based on the prime rate of interest as reported in the Wall Street Journal for the applicable Vesting Date (or immediately preceding date on which such rate is reported, if not reported in the Wall Street Journal on the applicable Vesting Date), compounded monthly from the applicable Vesting Date through the date of payment (the “Interest Credit”). The amount of the Incentive Award payable to any Participant on an applicable payment date described in Sections 3.5(a), (b) and (c) shall be increased by an amount equal to the Interest Credit through the date of payment of the Incentive Award, which additional Interest Credit amount shall be paid to the Participant at the same time and pursuant to the same terms as the underlying vested Incentive Award to which it relates.

(d) Catch-Up Payment. If (i) a Change in Control occurs while the Participant is in continuous service with the Company or any of its Affiliates or following a Participant’s Qualifying Termination that has occurred within the twelve months prior to such Change in Control and (ii) the Payout Multiplier determined based on the Trading Discount Reduction measured as of such Change in Control (the “Liquidity Payout Multiplier”) is greater than the Payout Multiplier that applied to any previously vested or paid out portion of an Incentive Award (such portion, the “Prior Portion”), then the Participant shall be entitled to a payment in an amount equal to the excess, if any, of the amount of the Prior Portion calculated as if the Liquidity Payout Multiplier had applied to such Prior Portion on each prior Vesting Date, over the amount of the Prior Portion calculated as of each prior Vesting Date. In the absence of a Change in Control, on the date of the fourth anniversary of the Effective Date and each six-month anniversary thereafter (each such date, a “Catch-Up Measurement Date”) so long as the Participant remains in continuous service with the Company or any of its Affiliates on, or has terminated employment within the prior twelve months by reason of a Qualifying Termination prior to, the applicable Catch-up Measurement Date, if the amount of the Trading Discount Reduction applicable to the Incentive Award as measured on each Catch-Up Measurement Date would otherwise result in a Payout Multiplier of at least three (3.0) (the “Premium Payout Multiplier”), then the Participant shall be entitled to a payment in an amount equal to the excess, if any, of the amount of the Prior Portion calculated as if the Premium Payout Multiplier had applied to such Prior Portion on each prior Vesting Date, over the amount of the Prior Portion calculated as of each prior Vesting Date. Any amounts that become payable pursuant to this Section 3.6(c) in respect of an Incentive Award shall be payable in cash to the Participant or the Participant’s Beneficiary, as applicable, and shall be paid on or within thirty (30) days following (i) the occurrence of a Change in Control or the respective Catch-Up Measurement Date, as applicable, or (ii) if the Participant has made a timely and valid deferral election pursuant to Section 3.4, the date of the Participant’s Separation from Service.

(e) Section 162(m). To the extent required under Section 162(m) of the Code, the Plan Administrator shall make a certification in writing with respect to the calculation of the amount payable under any applicable Incentive Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code prior to any such payment to a Participant hereunder.

(f) Impact of Tax Reform. Notwithstanding anything in this Plan or any Award Agreement to the contrary, if (i) Federal tax reform is enacted at any time prior to the first applicable Vesting Date and (ii) the Participant has vested in any portion of the Incentive Award on or prior to the first applicable Vesting Date, then the amount payable with respect to any such portion of the Incentive Award that has so vested on or prior to the first applicable Vesting Date may, in the sole discretion of the Plan Administrator be reduced based on an assessment by the Plan Administrator in good-faith of the impact that such tax reform had on the Trading Discount Reduction that resulted in such portion of the Incentive Award becoming so vested, subject to a maximum reduction of fifty percent (50%) of the Payout Multiplier applicable to such Incentive Award.

ARTICLE 4

DIRECTOR DEFERRALS

4.1 Deferral of Director Fees. Each Participant who is an Independent Director shall irrevocably elect to defer to an amount equal to any whole number percentage of not less than fifty percent (50%) and no more than one hundred percent (100%) of his or her Director Fees by completing and executing a Deferral Agreement and filing it with the Plan Administrator within thirty (30) days after the date the Participant first becomes eligible to participate in the Plan and which shall become effective on the first day following the filing thereof; provided, that the Participant’s Deferral Agreement shall only apply with respect to such Participant’s Director Fees attributable to services not yet performed. The Director Fees paid to such Participant shall be reduced by the amount deferred under this Section 4.1.

4.2 Deferral Account. A Participant’s Deferral Account shall be credited with an amount equal to the Director Fees deferred by such Participant pursuant to Section 4.1 as of the regularly scheduled date of payment of such Director Fees, which shall be fully vested and subject to measurement prior to payout pursuant to Section 4.3.

4.3 Calculation of Payout of Deferral Account.

(a) Generally. The amounts credited to a Participant’s Deferral Account hereunder shall be accumulated in such Deferral Account and subject to the Trading Discount Reduction achieved and payout multiplier as set forth in the Deferral Agreement that apply to the Trading Discount Reduction as determined on the applicable Payment Date (as defined below).

(b) Methodology.

As of the applicable Payment Date, the amount of the Deferral Account payable to the Participant or the Participant’s Beneficiary, as applicable, shall be equal to the product of (x) the amount of the Deferral Account as of such Payment Date and (y) the applicable Payout Multiplier determined based on the Trading Discount Reduction measured as of such Payment Date. The measurement of the Trading Discount Reduction pursuant to this Section 4.3(b) shall be applied on an objective basis and consistently by the Plan Administrator from time to time; provided, that notwithstanding anything herein to the contrary, the Plan Administrator reserves the right to modify such methodology. For the avoidance of doubt, in no event shall a Participant’s Deferral Account be subject to any catch-up payment.

4.4 Payment of Deferral Account. Payment of the Participant’s Deferral Account, as adjusted pursuant to Section 4.3, shall be made to the Participant or the Participant’s Beneficiary, as applicable, in a single lump sum upon the earlier to occur of the following: (i) the Participant’s Separation from Service for any reason or (ii) a Change in Control (each, a “Payment Date”).

ARTICLE 5

ADMINISTRATION

5.1 Plan Administrator Authority.

(a) The Plan Administrator shall administer the Plan and shall have the power to take all action necessary or appropriate in connection with the general administration of the Plan. Without limiting the generality of the foregoing, the Plan Administrator may (i) interpret or construe the Plan, (ii) determine any facts or resolve any questions relevant to the Plan’s administration, (iii) prescribe, amend and rescind administrative rules and regulations under the Plan, (iv) resolve any dispute which may arise under the Plan involving Participants or Beneficiaries and (v) make all other administrative determinations necessary or advisable for the administration of the Plan, in all cases subject to all of the provisions of the Plan, including without limitation Article 6 hereof.

(b) The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(c) The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

5.2 Indemnification of Committee. Each member of the Compensation Committee of the Board, the Board or any other person who may act to fulfill the responsibilities of the Plan Administrator shall be indemnified by the Company against any and all liabilities arising by reason of any act, or failure to act, pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating to the Plan.

ARTICLE 6

AMENDMENT AND TERMINATION OF PLAN

The Plan may be amended, suspended, discontinued or terminated at any time, in whole or in part, by the Plan Administrator; provided, that no such action shall reduce or in any manner adversely affect the rights of any Participant with respect to payments under any Incentive Award issued under the Plan prior to the date of such action, as determined by the Plan Administrator in its sole discretion. Notice of any amendment, suspension, discontinuation or termination of the Plan shall be given in writing to each Participant.

ARTICLE 7

DETERMINATION OF BENEFITS

7.1 Benefit Claims. If a Participant believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”), he or she, or his or her representative, may file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the Secretary of the Company (the “Secretary”) at its then principal place of business.

7.2 Claim Review Process. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause, provided that notice of the extended reply period is provided to Claimant prior to the expiration of the initial ninety (90) day period with a description of the special circumstances requiring the extended time for review and the expected date of the completion of such review.

If the Claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a) The specific reason or reasons for such denial;

(b) The specific reference to pertinent provisions of this Plan on which such denial is based;

(c) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(d) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(e) The time limits for requesting a review under Section 7.3 and for review under Section 7.4 hereof; and

(f) A statement of the Claimant’s right to bring a civil suit under Section 502(a) of ERISA.

7.3 Benefit Denial Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary review the Plan Administrator’s determination. Such request must be addressed to the Secretary, at the Company’s then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing, documents, records and other information for consideration by the Secretary. If the Claimant does not request a review of the Plan Administrator’s determination by the Secretary within such sixty (60) day period, he or she shall be barred and estopped from challenging the Plan Administrator’s determination. Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits under this Plan.

7.4 Process of Review. Within sixty (60) days after the Secretary’s receipt of a request for review, he or she will review the Plan Administrator’s determination. After considering all materials presented, whether or not included or reviewed in the initial claim determination, by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision, containing specific references to the pertinent provisions of this Plan on which the decision is based, containing a statement that Claimant is entitled to receive, upon request and free of change, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits under this Plan and containing a statement of Claimant’s right to bring an action under Section 502(a) of ERISA, if applicable. If special circumstances require that sixty (60) day time period be extended, the Secretary will so notify the Claimant prior to the expiration of such sixty (60) day time period and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE 8

MISCELLANEOUS

8.1 Unfunded/Unsecured Plan. The Company shall be obligated to make all payments under the Plan. The obligations of the Company under the Plan shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan, provided, that the Plan Administrator may, at any time and in its discretion, adopt a grantor trust or escrow for the purpose of providing a source of funds to pay Plan benefits. The interest of any Participant or any other person hereunder shall be limited to the right to receive the benefits as set forth herein. To the extent that a Participant or any other person acquires a right to receive benefits under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

8.2 No Right to Employment or Service. Neither the action of the Company in establishing the Plan, nor any action taken by the Company, the Board or any individual or member of a committee duly appointed as Plan Administrator under the provisions hereof, nor any provision of the Plan shall give a Participant any right to be retained as an Employee or Director.

8.3 No Assignment. Except as provided herein, the right of the Participant or any other person to the payment of deferred compensation or other benefits under this Plan shall not be assigned, transferred, pledged or encumbered, except by will or the laws of descent and distribution.

8.4 Withholding of Taxes. The Company or any of its Affiliates shall deduct from the amount of any payment made pursuant to this Plan or from any other amounts payable by the Company or any of its Affiliates to or with respect to a Participant any income, employment or other taxes required to be paid or withheld by the federal government or any state or local government by virtue of participation in the Plan. In no event shall the Company or its Affiliates be liable for any of a Participant’s income tax obligations.

8.5 Adjustments. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the Common Stock, the Plan Administrator shall, in order to prevent the dilution or enlargement of rights in respect of an Incentive Award granted to a Participant or a Participant’s Deferral Account, make such adjustments as the Plan Administrator in its sole discretion may determine.

8.6 Waivers. Any waiver of any right granted pursuant to the Plan shall not be valid unless the same is in writing and signed by the party waiving such right. Any such waiver shall not be deemed to be a waiver of any other rights.

8.7 Severability. In the event any one or more provisions of this Plan are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

8.8 Captions and Gender. The captions preceding the Sections and subsections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan. Where the context requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular and the singular shall include the plural.

8.9 Choice of Law. The Plan and all rights under this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law, except to the extent preempted by ERISA.

8.10 Section 409A.

(a) The Plan is intended to comply with the requirements of Section 409A of the Code, and shall in all respects be interpreted and administered in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Neither the Company nor the Plan Administrator shall be obligated to perform any obligation hereunder in any case where, in the opinion of the Company’s counsel, such performance would result in the violation of any law or regulation or failure to comply with Section 409A. Should it be determined that any provision or feature of the Plan is not in compliance with Section 409A, that provision or feature shall be null and void to the extent required to avoid the noncompliance with Section 409A; provided, that in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A.

(b) Notwithstanding anything in the Plan to the contrary, (i) if at the time of a Participant’s termination of employment with the Company or its Affiliates the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the commencement of the payment of any such payments or benefits hereunder shall be deferred (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the first business day to occur following the date that is six (6) months following the Participant’s “separation from service” (within the meaning of such term under Section 409A of the Code) with the Company (or the earliest date as is permitted under Section 409A of the Code).

(c) Notwithstanding anything in the Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of the Plan, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.

(d) For purposes of Section 409A of the Code, each payment made under the Plan shall be designated as a “separate payment” within the meaning of the Section 409A of the Code.

[Signature page follows]

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Altaba Inc. on August 9, 2017.

I hereby certify that the foregoing Plan was approved by the shareholders of Altaba Inc. on [•], 2017.

Executed on this                      day of                             , 2017.

Corporate Secretary

APPENDIX A

For illustrative purposes, Revised Adjusted NAV Per Share shall be calculated under the Plan as follows:

Base Adjusted NAV

Less	Dollar amount of actual share repurchases by the Company

Less	Dollar amount of actual dividends paid by the Company

Plus	For that portion of the Alibaba Shares and Yahoo Japan Shares held by the Company as of the measurement date, the increase (or decrease) in value from the value utilized in calculating the Base Adjusted NAV, with the values as of the measurement date being determined on a 30 day average trading basis for the respective securities

Plus	For that portion of the Alibaba Shares and Yahoo Japan Shares sold prior to the measurement date, the increase (or decrease) in value as of the date of disposition from the value utilized in calculating the Base Adjusted NAV

Less	The increase in the net liability of the Altaba Convertible Bond (net of the value of the call spread) (i.e., the change in value of the Convertible Bond less the Call Options plus the Warrants Written) from the value utilized in calculating the Base Adjusted NAV to the value as of the measurement date; for measurement dates prior to the final settlement of the Convertible Bond and the call spread, an estimate of the fair market value of the combined position will be utilized; for measurement dates after the final settlement, the final settlement values will be utilized

Equals	Revised Adjusted NAV

Divided by	A hypothetical number of shares outstanding[1] which equals:

Shares utilized in calculation of Base Adjusted NAV per share

Less Number of shares hypothetically repurchased if the dollar amount of actual repurchases was utilized to buy back shares at a price equal to Base Adjusted NAV per share

Equals	Revised Adjusted NAV per share

[1]	In addition to the delineated adjustment which follows, appropriate additional adjustments may be necessary for transactions which affect the then outstanding number of Company shares (e.g., stock split, spin-off, split-off or similar transactions).

2